TTOP CAYMAN

Fee Waiver Agreement

September 25, 2025

THIS FEE WAIVER AGREEMENT (the “Agreement”) is entered into by and between TTOP Cayman, with registered office at c/o MG Management Ltd., PO Box 30116, 2D Landmark Square, 64 Earth Close, Seven Mile Beach, Grand Cayman KY1-1201, Cayman Islands (the “Company”), and Teucrium Investment Advisors, LLC (“Adviser”), the Company’s investment adviser.

WITNESSETH:

WHEREAS, the Company is a wholly-owned subsidiary of the 21Shares FTSE Crypto 10 Index ETF (the “Fund”), a series of Listed Funds Trust, a Delaware statutory trust and open-ended investment company (the “Trust”); and

WHEREAS, the Adviser has entered into an Investment Advisory Agreement with the Trust, pursuant to which the Adviser provides, or arranges for the provision of, investment advisory and management services to the Fund, and for which it is compensated based on the average daily net assets of the Fund; and

WHEREAS, the Adviser has entered into an Investment Advisory Agreement (“Subsidiary Investment Advisory Agreement”) with the Company, under which the Adviser serves as the investment adviser and has overall responsibility for the general management and administration of the Company; and

WHEREAS, the Company and the Adviser have determined that it is appropriate and in the best interests of the Company and the Fund and its shareholders for the Adviser to waive all management fees paid to the Adviser under the Subsidiary Investment Advisory Agreement;

NOW THEREFORE, in consideration of the covenants and the mutual promises set forth herein, the parties mutually agree as follows:

1.FEE WAIVERS. The Adviser agrees to waive all management fees to be paid to the Adviser by the Company under the Subsidiary Investment Advisory Agreement (the “Subsidiary Fee Waiver”).

2.TERM. The Subsidiary Fee Waiver shall become effective on the date first written above and shall remain in effect for a period of one year from the effective date of the Fund’s registration statement, and thereafter shall be automatically renewed from year to year for successive one-year periods, unless terminated as provided in Paragraph 3 of this Agreement.

3.TERMINATION. This Agreement may be terminated upon the completion of any one-year term, and without payment of any penalty, by the Board of Directors of the Company. This Agreement may not be terminated by the Adviser without the consent of the Board of Directors of the Company. This Agreement will automatically terminate if the Investment Advisory Agreement is terminated, with such termination effective upon the effective date of the Subsidiary Investment Advisory Agreement’s termination.
Fee Waiver Agreement

4.ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

5.     SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

6.     GOVERNING LAW. This Agreement shall be construed and governed in accordance with the laws of the State of Delaware without giving effect to any conflict or choice of law provisions of that State, provided that nothing herein shall be construed in any manner inconsistent with any rule, regulation or order of the U.S. Securities and Exchange Commission. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the date first written above.

TTOP CAYMAN		TEUCRIUM INVESTMENTS ADVISORS, LLC

By:	/s/ Springer Harris	By:	/s/ Cory Mullen-Rusin
Name:	Springer Harris	Name:	Cory Mullen-Rusin
Title:	COO	Title:	CFO

Fee Waiver Agreement